Exhibit 99.1

ESS Inc. and ACON S2 Acquisition Corp. Announce Closing of Business Combination

Creates First Publicly Traded U.S. Long-duration Storage Company

Begins Trading on the NYSE on October 11, 2021 Under the Ticker “GWH”

WILSONVILLE, Ore. & WASHINGTON, Oct. 11, 2021 (GLOBE NEWSWIRE) – October 11, 2021 – ESS Inc. (“ESS” or the “Company”), a U.S. manufacturer of long-duration batteries for commercial and utility-scale energy storage applications, and ACON S2 Acquisition Corp. (NASDAQ: STWO) (“ACON S2”), a publicly traded special purpose acquisition company, today announced the completion of their previously announced business combination (the “Business Combination”), resulting in ESS becoming a publicly listed company. The combined company retains the ESS Inc. name and its shares and warrants will commence trading today on the New York Stock Exchange (“NYSE”) under the new ticker symbols “GWH” and “GWH.W”, respectively.

“This is an incredibly proud moment for the entire ESS team and a milestone for the industry at large,” said Eric Dresselhuys, CEO of ESS. “We are excited to begin our next chapter as the first publicly traded long-duration energy storage company. Our differentiated battery technology gives us a first mover advantage in a rapidly expanding market, while simultaneously transforming the value proposition of long-duration storage to support renewable energy generation for the electrical grid. The proceeds from this transaction will enable us to scale our operations to meet the growing global demand for a product that the world needs today to support the transition to clean, renewable energy.”

“ESS is delivering a pioneering technology to the market today and we are confident it will become the gold standard in the industry. Today’s milestone marks an important transition that will fuel the Company’s next stage of growth,” said Adam Kriger, CEO of ACON S2. “As a public company, ESS will have the platform to execute against its vision, capitalize on the rapidly growing opportunities in the long-duration energy storage market, and work to establish market leadership. We are excited to close this transaction and I look forward to seeing the company play an important part in the world’s transition to a renewable future.”

Transaction Overview

The transaction is primarily comprised of $308 million of pro forma net cash to the combined company, including a private investment in public equity (PIPE). The PIPE is led by institutional investors including Fidelity Management & Research Company LLC, Koch Industries, Tortoise Capital Advisors, SB Energy Global Holdings Ltd, a wholly-owned subsidiary of SoftBank Group Corp., Breakthrough Energy Ventures, BASF Venture Capital, and others.

The ESS executive management team will continue to be led by Eric Dresselhuys, Chief Executive Officer; Craig Evans, President and Co-founder; Julia Song, Chief Technology Officer and Co-founder; and Amir Moftakhar, Chief Financial Officer.

The ESS Board of Directors will comprise eight members, including Chairman Michael R. Niggli, Eric Dresselhuys, Craig Evans, Raffi Garabedian, Rich Hossfeld, Shirley Speakman, Kyle Teamey, and Daryl Wilson.

Advisors

Nomura Greentech Capital Advisors, LLC, served as financial advisor and Wilson Sonsini Goodrich & Rosati, P.C. served as legal counsel to ESS. Deutsche Bank Securities Inc. served as capital markets advisor and placement agent to ACON S2. Kirkland & Ellis LLP served as legal counsel to ACON S2 with Walkers acting as Cayman Islands counsel to ACON S2. Fried, Frank, Harris, Shriver & Jacobson LLP served as placement agent’s counsel on the PIPE transaction. Deutsche Bank Securities Inc., Cowen and Company, and Stifel, Nicolaus & Company served as joint-book running managers for the ACON S2 initial public offering.

About ESS Inc.

ESS Inc. (NYSE: GWH) designs, builds and deploys environmentally sustainable, low-cost, iron flow batteries for long-duration commercial and utility-scale energy storage applications requiring from 4 to 12 hours of flexible energy capacity. The Energy Warehouse™ and Energy Center™ use earth-abundant iron, salt, and water for the electrolyte, resulting in an environmentally benign, long-life energy storage solution for the world’s renewable energy infrastructure. Established in 2011, ESS Inc. enables project developers, utilities, and commercial and industrial facility owners to make the transition to more flexible non-lithium-ion storage that is better suited for the grid and the environment. For more information, visit www.essinc.com.

About ACON Investments, L.L.C.

ACON Investments, L.L.C., headquartered in Washington, DC, is an international private equity firm investing in North America, Latin America and Europe. Founded in 1996, ACON Investments, L.L.C. has managed approximately $6.1 billion of capital to date and has professionals in Washington, DC, Los Angeles, Mexico City, São Paulo, Bogotá and Madrid. For more information, visit www.acon investments.com.

Forward-Looking Statements

This communication contains certain forward-looking statements, including statements regarding ESS’ and its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intends”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on ESS’ current expectations and beliefs concerning future developments and their potential effects on ESS. Many factors could cause actual future events to differ materially from the forward-looking statements in this presentation. There can be no assurance that the future developments affecting ESS will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond ESS’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Except as required by law, ESS is not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts

For ESS Inc.:

Investors:

Erik Bylin

investors@essinc.com

Media Contact:

Gene Hunt

Trevi Communications, Inc.

978-750-0333 x.101

gene@trevicomm.com

For ACON S2:

Emily Claffey/Julie Rudnick/Kevin Siegel

Sard Verbinnen & Co

STWO-SVC@sardverb.com